UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14D-9
SOLICITATION/RECOMMENDATION STATEMENT
UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
BioDelivery Sciences International, Inc.
(Name of Subject Company)
BioDelivery Sciences International, Inc.
(Name of Persons Filing Statement)
Common Stock, par value $0.001 per share
(Title of Class of Securities)
09060J106
(CUSIP Number of Class of Securities)
Jeffrey Bailey
Chief Executive Officer
4131 ParkLake Ave., Suite 225
Raleigh, NC 27612
(919) 582-9050
(Name, Address and Telephone Number, including area code, of Agent For Service)
With copies to:
Robert E. Puopolo, Esq.
Blake Liggio, Esq.
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
(617) 570-1000
(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
The information set forth under Items 1.01, 5.03, 7.01 and 9.01 of the Current Report on Form 8-K filed by BioDelivery Sciences International, Inc. on February 14, 2022 (including all exhibits attached thereto) is incorporated herein by reference.